SUBSIDIARIES OF THE REGISTRANT

Intrenet, Inc.

December 31, 1995


		Advanced Distribution System, Inc., a Florida Corporation

		Eck Miller Transportation Corporation, an Indiana corporation

		Mid-Western Transport, Inc., an Indiana corporation

		Roadrunner Enterprises, Inc., an Indiana corporation


EXHIBIT  21